November 3, 2000


Dear Shareholders:

This has truly been a great quarter for your Company. After months of negotiation, we closed on the sale of the AmeriHost Inn name and franchising rights to the world's largest franchiser, Cendant Corporation. As a result, the profits generated for the third quarter and year to date 2000 are record results. However, the initial cash and profits recorded in the third quarter are just the beginning of the benefits your Company will realize as a result of our deal with Cendant. There are basically four points that will financially impact your Company.

         1. An initial payment that was recorded this quarter of $5.1 million, net of closing costs.
         2. Preferred franchise agreements with Cendant on all our owned AmeriHost Inn hotels.
         3. Royalty sharing whereby our Company will receive a percentage of royalty fees paid to Cendant for the AmeriHost Inn brand for the next 25 years.
         4. Incentive fees from Cendant as we develop and sell AmeriHost Inn hotels that execute a franchise agreement with Cendant.

We are truly excited about the future of our Company and the AmeriHost Inn brand with Cendant. To avoid confusion going forward as we develop the AmeriHost Inn brand with Cendant, and as part of our agreement with Cendant, we have begun doing business as Arlington Hospitality, Inc. Our symbol on Nasdaq: HOST will remain the same. In addition, the names of our hotels will remain as AmeriHost Inn hotels and operate under a franchise agreement with Cendant. Technically, our name change will not be official until our next regularly scheduled shareholder meeting, subject to shareholder approval.

Another significant event for Arlington Hospitality this quarter was the appointment of KPMG LLP as our new auditors. After evaluating many accounting firms, the Company's Audit Committee and Board of Directors decided to retain the services of a world renowned accounting firm to not only provide audit and tax services, but to guide and consult with senior management through the many changes occurring in our industry.

One of our primary objectives this year was to bring the Company's debt to equity ratio to 2:1 or better. Our debt to equity ratio is computed using total long-term debt compared to total shareholders' equity plus deferred income. Deferred income has been included since the Company has already received the cash benefit and the accounting treatment is merely a deferral and amortization of the profit. I am proud to say that our debt to equity ratio, as defined, now stands at 1.85:1. Our objective is to better manage this ratio and other financial ratios and to be stronger than industry averages.

The outlook for the future of Arlington Hospitality appears very strong. Our objective to start construction on up to 15 new AmeriHost Inn & Suites hotels through next year appears right on target. In addition, we are optimistic about

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the prospects of selling at least 15 hotels to Amerihost Inn franchisees through the end of next year. Remember, our goal is to sell one AmeriHost Inn hotel for each one that we build.

We are committed to increasing the shareholder value of Arlington Hospitality, Inc. Our Board of Directors and management team are extremely focused in this area. Our primary objective of increasing profitability is now being realized. Our next step is to communicate our business plan more thoroughly to the Wall Street community. I would like to thank you for your commitment to the Company and look forward to future prosperity.

Sincerely,



Michael P. Holtz
Chairman of the Board
President and CEO